Exhibit 99.1

December 11, 2002

For Bank of America	For Santander Central Hispano
Investors may contact:
Kevin Stitt, 704.386.5667	Eduardo Suárez, + 3491 558 1985
Lee McEntire, 704.388.6780	Isabel Garcia, + 3491 558 1031
Media may contact:
Eloise Hale, 704.387.0013	Keith Grant, + 3491 558 3486

Bank of America invests in Santander Central Hispano’s
Mexican subsidiary

Alliance will advance Bank of America’s Hispanic Strategy
while opening new markets for Santander Central Hispano

Bank of America Corporation and Santander Central Hispano today announced a definitive agreement in which Bank of America will acquire 24.9 percent of Santander subsidiary, Grupo Financiero Santander Serfin, the most profitable and third largest bank in Mexico.

The alliance will advance Bank of America’s strategy to better serve the Hispanic market while at the same time open new business opportunities for Santander Central Hispano through its Mexican subsidiary.

“The Mexican-American population is the fastest growing segment in the country and in most of our major markets,” said Kenneth D. Lewis, Bank of America chairman and chief executive officer. “We are excited about the opportunities this will provide us and know we will benefit from Santander’s expertise in serving the Hispanic market.

“The agreement with Bank of America provides the perfect complement for our strategy to develop the Mexican market and related business opportunities,” said Emilio Botín, chairman of Santander Central Hispano. “It shows clearly the value of the investment we have made in Latin America and underlines the depth of our commitment to the region.”

Lewis also said that Eusebio Rivera has been named Hispanic Initiative executive and that he will focus on leveraging this relationship as the bank continues to advance its Hispanic consumer strategy.

The agreement calls for Bank of America to acquire Grupo Financiero Santander Serfin ordinary shares representing 24.9 percent of all the issued and outstanding ordinary shares for approximately $1.6 billion in cash. The book value of the Group’s investment in Mexico prior to today’s announcement was $2.2 billion. Santander will continue to manage the bank.

The investment is expected to increase Bank of America 2003 earnings approximately four cents and will be Shareholder Value Added (SVA) positive next year. Pending Mexican regulatory approval, the transaction is expected to close in the first quarter of 2003.

As of September 30, 2002, Grupo Financiero Santander Serfin had a 15 percent market share in a market with 100 million people, $25 billion in assets, $13 billion in deposits, 926 branches and 1,770 ATMs.

“We have said for some time that an acquisition must be accretive to earnings, complement our current business model and fit within our risk parameters,” said Lewis. “This investment achieves those objectives and we remain committed to delivering consistent, above average returns for our shareholders.”

Botín said that the agreement with Bank of America provides a major opportunity to capture a natural extension of the Mexican market across the border. “We see this as a superb opportunity to better serve our customers in Mexico as well as Bank of America’s vast client coverage in key states across the border.”

With approximately 75% of the U.S. Hispanic population living within the Bank of America footprint and along the Mexican border, the Santander expertise will be invaluable to improving banking products used by the Hispanic community. “This investment demonstrates how seriously Bank of America takes its commitment to the Hispanic community,” said Rivera. “This enables us to strengthen existing relationships and build new ones in both the United States and Mexico.”

Bank of America Corporation

One of the world’s leading financial services companies, Bank of America is committed to making banking work for customers and clients like it never has before. Through innovative technologies and the ingenuity of its people, Bank of America provides individuals, small businesses and commercial, corporate and institutional clients across the United States and around the world new and better ways to manage their financial lives.

Shares of Bank of America (ticker: BAC), the second largest banking company in the United States by market capitalization, are listed on the New York, Pacific and London stock exchanges. The company’s Web site is www.bankofamerica.com. News, speeches and other corporate information may be found at www.bankofamerica.com/newsroom.

Grupo Santander Central Hispano

Santander Central Hispano (SAN.MC, STD.N) is the largest financial group in Spain and Latin America, and the second largest bank in the Euro Zone by market capitalization. Founded in 1857, it has forged important business initiatives in Europe, including a 13-year old alliance with The Royal Bank of Scotland, ownership of the third largest banking group in Portugal and the leading independent consumer finance franchise in Germany.

It has a pre-eminent position in Latin America, with US$92 billion in assets and 23 million customers served by 4,327 offices in 11 countries, with a particular focus on the major markets of Brazil, Mexico and Chile. The Group recorded US$1.06 billion in net attributable income from Latin America in the first nine months of 2002.

NOTE: Kenneth D. Lewis, chairman and chief executive officer; James H. Hance Jr., vice chairman and chief financial officer and D. Emilio Botin, chairman of Santander Central Hispano and Juan Inciarte, executive vice president will discuss this announcement in a conference call at 10:00 a.m. (ET) today. The call can be accessed by dialing 800.235.0452 or 785.832.1523, ID number B500 or via webcast at http://www.bankofamerica.com/investor. A slide package will be available shortly before the call at the same address. A replay will be available at 800.677.6124 or 402.220.0664.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Bank of America Corporation, Santander Central Hispano and Grupo Financiero Santander Serfin. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward- looking statements include, among others, the following: 1) competitive pressure among financial services companies increases significantly: 2) general economic conditions are less favorable than expected; 3) changes in the interest rate environment reduce interest margins and impact funding sources; 4) changes in foreign exchange rates increases exposure; 5) changes in market rates and prices may adversely impact the value of financial products; 6) legislation or regulatory environments, requirements or changes adversely affect the businesses in which any of the companies is engaged; and 7) decisions to downsize, sell or close units or otherwise change the business mix of any of the companies. For further information regarding Bank of America Corporation, please read the Bank of America reports filed with the SEC and available at www.sec.gov.

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